2012 Award
Performance Units

TRIMAS CORPORATION
2006 LONG TERM EQUITY INCENTIVE PLAN
PERFORMANCE UNIT AGREEMENT

TriMas Corporation (“Corporation”), as permitted by the TriMas Corporation 2006 Long Term Equity Incentive Plan (“Plan”), grants to the individual listed below (“Grantee”), the opportunity to earn the Performance Units (“Performance Units”) in the amount designated in this Performance Unit Agreement (“Agreement”), subject to the terms and conditions of the Plan and this Agreement.
Unless otherwise defined in this Agreement or in Appendices A or B to this Agreement, the terms used in this Agreement have the same meaning as defined in the Plan. The term “Service Provider” as used in this Agreement means an individual actively providing services to the Corporation or a Subsidiary of the Corporation.
I.    NOTICE OF PERFORMANCE UNIT AWARD

Grantee:	[specify Grantee’s name]
Date of Agreement:	[month and day], 2012
Grant Date:	[month and day], 2012
Number of Performance Units in Award:	[number of shares], subject to lesser or greater number depending on achievement of performance goals
Performance Measurement Period:	Beginning on January 1, 2012, and continuing through December 31, 2014
Settlement Method:	Earned and vested Performance Units will be settled by delivery of one share of Common Stock for each Performance Unit being settled.

II.    AGREEMENT
A.    Grant of Performance Units. The Corporation grants to the Grantee (who, pursuant to this Award is a Participant in the Plan) the number of Performance Units set forth above, subject to adjustment as provided otherwise in this Agreement. The Performance Units granted under this Agreement are payable only in shares of Common Stock. Notwithstanding anything to the contrary anywhere else in this Agreement, the Performance Units in this Award are subject to the terms, definitions and provisions of the Plan, which are incorporated by reference into this Agreement.

1.    Vesting. The Grantee must be employed on the Settlement Date (as such term is defined in Section II.A.7 below to be eligible to vest in, and earn, any Performance Units. Any unvested Performance Units subject to this Award will be canceled and forfeited if the Grantee terminates the Grantee’s services with the Corporation or a Subsidiary of the Corporation prior to the Settlement Date, except as designated otherwise in this Agreement. Any Performance Units that remain unearned after the “Determination Date” (as such term is defined in Appendix A) will be canceled and forfeited.
2.    Performance Goals to Earn Performance Units. Grantee will only receive shares of Common Stock related to, and to the extent that, such shares are earned pursuant to the “Performance Goals” specified in Appendix A to this Agreement.
3.    Rights of Grantee. This Award does not entitle the Grantee to any ownership interest in any actual shares of Common Stock unless and until such shares of Common Stock are issued to the Grantee pursuant to the terms of the Plan. Since no property is transferred until the shares of Common Stock are issued, the Grantee acknowledges and agrees that the Grantee cannot and will not attempt to make an election under Section 83(b) of the Code to include the fair market value of the Performance Units in the Grantee’s gross income for the taxable year of the grant of this Award. Until shares of Common Stock are issued to the Grantee in settlement of earned and vested Performance Units under this Award, the Grantee will have none of the rights of a stockholder of the Corporation with respect to the shares of Common Stock issuable in settlement of the Performance Units, including the right to vote the shares of Common Stock and receive distributions other than dividends. Shares of Common Stock issuable in settlement of Performance Units will be delivered to the Grantee upon settlement in book entry form or in such other manner as the Administrator may determine.
4.    Adjustments. In the event of any stock dividend, reclassification, subdivision or combination, or similar transaction affecting the Common Stock to which the Performance Units covered by this Award relate, the rights of the Grantee will be adjusted as provided in Article X of the Plan.
5.    Termination of Services. Any unvested Performance Units subject to this Award will be forfeited if the Grantee voluntarily terminates the Grantee’s services with the Corporation or a Subsidiary of the Corporation, or if the Grantee’s services are terminated by the by the Corporation for any reason (other than death, Disability, or Retirement, as such term is defined in Appendix B) before the Settlement Date. Notwithstanding the foregoing, if Grantee ceases to be a Service Provider during the performance period specified in the table above (the “Performance Period”) as a result of Grantee’s death or Disability, the Grantee shall receive a pro-rata portion of the number of Performance Units, if any, that are earned under Section II.A.2 due to the achievement of one or more performance measures specified in Appendix A, during the Performance Period. The pro-rata percentage of the number of the Performance Units to be earned and settled under Section II.A.7 shall be equal to (x) the amount determined under Section II.A.2 above at the end of the Performance Period, multiplied by (y) a fraction (not greater than 1), the numerator of which is the number of full calendar months the Grantee was employed or rendering services from the

Grant Date through the date of the Grantee’s termination, and the denominator of which is 36. If a Participant ceases to be a Service Provider as a result of Participant’s Retirement, the Committee may, in its discretion, permit Participant to receive a pro-rata portion of the number of Performance Units specified in Section I above, with the pro-rata percentage of the number of Performance Units to be vested to be determined in accordance with the immediately preceding sentence. Any Performance Units that are not earned and do not vest in accordance with the foregoing sentence shall terminate and be forfeited as of the date of the Grantee’s termination. Further, the Corporation retains the right to accelerate the vesting (but not the time of payment) of all or a portion of the Performance Units subject to this Award, in which event a similar pro-ration determination as provided in the previous sentence will be apply.
6.    Change in Control. If a Change in Control occurs prior to the end of the Performance Period, the Performance Units shall be subject to pro-rata vesting such that the number of Performance Units subject to this Award that shall become vested and non-forfeitable shall equal (x) the Target number of Performance Units, multiplied by (y) a fraction (not greater than 1), the numerator of which is the number of full calendar months the Grantee was employed or rendering services following the Grant Date through the date of the consummation of the Change in Control, and the denominator of which is 36. Any Performance Units that are not earned and do not vest in accordance with the foregoing sentence shall terminate and be forfeited as of the date of the Change in Control.
7.    Determination of Performance Units Earned and Vested; Settlement. Upon the Administrator’s certification of achievement of the Corporation’s achievement of the Performance Goals (as described in Appendix A) and the Grantee’s satisfaction of the vesting requirements in Section II.A.1 above, this Award shall be settled by issuing to the Grantee the number of shares of Common Stock determined pursuant to Appendix A and the Grantee’s name shall be entered as the shareholder of record on the books of the Corporation. This settlement shall occur as soon as practicable following the end of the Performance Period, but in no event later than the March 15th following such Performance Period (the “Settlement Date”). Any unearned Performance Units will be canceled and forfeited. In all circumstances, the number of Performance Units earned or vested will be rounded down to the nearest whole Performance Unit, unless otherwise determined by the Administrator.
B.    Other Terms and Conditions.
1.    Non-Transferability of Award. Except as described below, this Award and the Performance Units subject to this Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. Notwithstanding the foregoing, with the consent of the Administrator in its sole discretion, the Grantee may assign or transfer the Award and its underlying Performance Units to a “Permitted Assignee”, if the Permitted Assignee is bound by and subject to all terms and conditions of the Plan and this Agreement, and the Permitted Assignee executes an agreement satisfactory to the Corporation evidencing these obligations. The terms of this Award are binding on the executors, administrators, heirs, successors and assigns of the Grantee.

2.    Withholding. Grantee authorizes the Corporation to withhold from the shares of Common Stock to be delivered upon vesting of the Performance Units as payment the amount needed to satisfy any applicable income and employment tax withholding obligations, or Grantee agrees to tender sufficient funds to satisfy any applicable income and employment tax withholding obligations in connection with the vesting of the Performance Units and the resulting delivery of Common Stock under the Award.
3.    Dispute Resolution. Grantee and the Corporation agree that any disagreement, dispute, controversy, or claim arising out of or relating to this Agreement, its interpretation, validity, or the alleged breach of this Agreement, will be settled exclusively and, consistent with the procedures specified in this Section B.3., irrespective of its magnitude, the amount in controversy, or the nature of the relief sought, in accordance with the following:
(a)    Negotiation. In the event of any dispute, controversy, claim, question or disagreement arising from or relating to this Agreement or the breach of this Agreement, the Grantee and the Corporation will use their best efforts to settle the dispute, claim, question or disagreement. To this effect, they will consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.
(b)    Arbitration. If the Grantee and the Corporation do not reach a solution within a period of 30 days, then, upon written notice by the Grantee to the Corporation or the Corporation to the Grantee, all disputes, claims, questions, controversies, or differences will be submitted to arbitration administered by the American Arbitration Association (the “AAA”) in accordance with the provisions of its Employment Arbitration Rules (the “Arbitration Rules”).
(1)    Arbitrator. The arbitration will be conducted by one arbitrator skilled in the arbitration of executive employment matters. The parties to the arbitration will jointly appoint the arbitrator within 30 days after initiation of the arbitration. If the parties fail to appoint an arbitrator as provided above, an arbitrator with substantial experience in executive employment matters will be appointed by the AAA as provided in the Arbitration Rules. The Corporation will pay all of the fees, if any, and expenses of the arbitrator and the arbitration, unless otherwise determined by the arbitrator. Each party to the arbitration will be responsible for his/its respective attorneys fees or other costs of representation.
(2)    Location. The arbitration will be conducted in Oakland County, Michigan.
(3)    Procedure. At any oral hearing of evidence in connection with the arbitration, each party or its legal counsel will have the right to examine its witnesses and cross-examine the witnesses of any opposing party. No evidence of any witness may be presented in any form unless the opposing party or parties has the opportunity to cross-examine the witness, except under extraordinary circumstances in which the arbitrator determines that the interests of justice require a different procedure.
(4)    Decision. Any decision or award of the arbitrator is final and binding on the parties to the arbitration proceeding. The parties agree that the arbitration award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitration award may be entered in any court having jurisdiction.
(5)    Power. Nothing contained in this Agreement may be deemed to give the arbitrator any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.
The provisions of this Section survive the termination or expiration of this Agreement, are binding on the Corporation’s and Grantee’s respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim described above, and may not be modified without the consent of the Corporation. To the extent arbitration is required, no person asserting a claim has the right to resort to any federal, state or local court or administrative agency concerning the claim unless expressly provided by federal statute, and the decision of the arbitrator is a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute, unless precluded by federal statute.
4.    Code Section 409A. Without limiting the generality of any other provision of this Agreement, Section 11.9 of the Plan pertaining to Code Section 409A is explicitly incorporated into this Agreement.
5.    No Continued Right as Service Provider. Nothing in the Plan or in this Agreement confers on the Grantee any right to continue as a Service Provider of the Corporation or any Subsidiary of the Corporation, or may interfere with or restrict in any way the rights of the Corporation or any Subsidiary of the Corporation, which are hereby expressly reserved, to discharge the Grantee at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written employment agreement between the Grantee and the Corporation or any Subsidiary of the Corporation.
6.    Effect on Other Benefits. In no event will the value, at any time, of the Performance Units or any other payment or right to payment under this Agreement be included as compensation or earnings for purposes of any other compensation, retirement, or benefit plan offered to employees of, or other Service Providers to, the Corporation or any Subsidiary of the Corporation unless otherwise specifically provided for in such plan.
7.    Unfunded and Unsecured General Creditor. Grantee, as a holder of the Performance Units and rights under this Agreement has no rights other than those of a general creditor of the Corporation. The Performance Units represent an unfunded and unsecured obligation of the Corporation, subject to the terms and conditions of this Agreement and the Plan.

8.    Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Michigan, notwithstanding conflict of law provisions.(Signature Page Follows)

This Agreement may be executed in two or more counterparts, each of which is deemed an original and all of which constitute one document.
TRIMAS CORPORATION

Dated: [month and date], 2012	By: Name: Joshua A. Sherbin Title: Vice President, General Counsel and Corporate Secretary

GRANTEE ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS PERFORMANCE UNIT AGREEMENT, NOR IN THE CORPORATION’S 2006 LONG TERM EQUITY INCENTIVE PLAN, WHICH IS INCORPORATED INTO THIS AGREEMENT BY REFERENCE, CONFERS ON GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION AS A SERVICE PROVIDER OF THE CORPORATION OR ANY PARENT OR SUBSIDIARY OF THE CORPORATION, NOR INTERFERES IN ANY WAY WITH GRANTEE’S RIGHT OR THE CORPORATION’S RIGHT TO TERMINATE GRANTEE’S SERVICE PROVIDER RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT PRIOR NOTICE.
BY CLICKING THE “ACCEPT” BUTTON BELOW, GRANTEE ACKNOWLEDGES RECEIPT OF A COPY OF THE PLAN AND REPRESENTS THAT THE GRANTEE IS FAMILIAR WITH THE TERMS AND PROVISIONS OF THE PLAN. GRANTEE ACCEPTS THIS PERFORMANCE UNIT AWARD SUBJECT TO ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. GRANTEE HAS REVIEWED THE PLAN AND THIS AGREEMENT IN THEIR ENTIRETY. GRANTEE AGREES TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE ADMINISTRATOR UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AWARD.

APPENDIX A
TO
PERFORMANCE UNIT AGREEMENT

PERFORMANCE GOALS FOR PERFORMANCE UNIT AWARD

The actual number of Performance Units earned by the Grantee will be determined by the Committee by the March 1st following the end of the Performance Period (“Determination Date”), using data as of, and including, December 31, 2014 under the rules described below. Any Performance Units not earned as of the Determination Date will be canceled and forfeited.

1.    The actual number of shares of Common Stock delivered to the Grantee in settlement of the Performance Units earned under this Agreement will be determined based on actual performance results, i.e., EPS CAGR and Cash Generation, as described below, subject to Section II.A.1 of the Agreement.

2.    The Performance Units subject to this Award are earned based on the achievement of specific performance measures over the Performance Period (i.e., January 1, 2012 through December 31, 2014), and determined on the Determination Date.

3.    The Performance Units subject to this Award that will actually be earned will be based on the achievement of the following performance measures:

(A)	a measure tied to an earnings per share compounded annual growth rate (“EPS CAGR”); and

(B)	a measure tied to Cash Generation.

4.    The performance measures are weighted as follows:

(A)	EPS CAGR = 75%; and

(B)	Cash Generation = 25%.

5.    For purposes of the performance measures:

(A)
“EPS CAGR” means the cumulative average growth rate over the term of this Award of the diluted earnings per share from continuing operations as reported in the Corporation’s Income Statement within the applicable Form 10-Q and Form 10-K, plus or minus special items that may occur from time-to-time that the Administrator believes should adjust the as reported results for measurement of performance; and

(B)
“Cash Generation” means the Corporation’s three-year cash flow from operating activities less capital expenditures, as reported in the Corporation’s Cash Flow Statement with the applicable Form 10-Q and Form 10-K, plus or minus special items that may occur from time-to-time, divided by the Corporation’s three-year income from continuing operations as reported in the Corporation’s Income Statement within the applicable Form 10-Q and Form 10-K, plus or minus special items that may occur from time-time-time.

6.    The portion of the Performance Units subject to this Award that are tied to achievement of EPS CAGR will be determined in accordance with the table below, with the total value of such portion of this Award determined based on the level of EPS CAGR that is achieved:

EPS CAGR %	Award Payout (Reflected as % of Performance Units Subject to EPS CAGR)

There will be no pro rata allocations between the achievement of EPS CAGR percentage levels, i.e., there will be no interpolation or rounding up between the specified EPS CAGR percentage levels.
7.    The portion of the Performance Units subject to this Award that are tied to achievement of Cash Generation will be determined in accordance with the table below, with the total value of this Award determined based on the level of Cash Generation that is achieved:

Target (Cash Generation %)	Award Payout (Reflected as % of Performance Units Subject to Cash Generation)

There will be no pro rata allocations between the achievement of Cash Generation percentage levels, i.e., there will be no interpolation or rounding up between the specified Cash Generation percentage levels.

APPENDIX B
TO
PERFORMANCE UNIT AGREEMENT
For purposes of this Agreement:
“Retirement” means termination of Service with the consent of the Committee on or after age 55, or any other definition established by the Corporation’s Compensation Committee, in its discretion, either in any Award or in writing after the grant of any Award, provided that the definition of Retirement with respect to the timing of payment (and not merely vesting) of any Award subject to Code Section 409A cannot be changed after the Award is granted.